Exhibit 99.1

SACHEM CAPITAL REPORTS SECOND QUARTER 2024 RESULTS –

REPORTS QUARTERLY REVENUES OF $15.1 MILLION

- Company to Host Webcast and Conference Call -

BRANFORD, Conn., August 14, 2024 (GLOBE NEWSWIRE) -- Sachem Capital Corp. (NYSE American: SACH), a real estate lender that specializes in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property, today announced its financial results for the second quarter ended June 30, 2024.

John Villano, CPA, Sachem Capital’s Chief Executive Officer, stated: “During the second quarter, we maintained our disciplined approach across our business by retaining cash, being selective with our lending, and exercising prudence in our borrowing. Specifically, in the second quarter we reduced the total amount of our indebtedness by $33.8 million, which includes a repayment of $23.7 million of unsecured unsubordinated notes. We will continue to build our platform and strengthen our balance sheet for the remainder of 2024 with a view towards growth in 2025 as accretive capital becomes available. Lastly, since our inception as a public company in February 2017, management has built a reliable and robust lending platform, paid an excellent stream of dividends and, most importantly, increased book value during some volatile market periods.”

Results of operations for quarter ended June 30, 2024

Total revenue for the quarter was $15.1 million, compared to $16.3 million for the quarter ended June 30, 2023. Interest income totaled $11.8 million, compared to $11.9 million in the same quarter in 2023. The decrease in interest income was due primarily to lower number of loans originated, modified or extended in comparison to the quarter ended June 30, 2023. As a result, fee income from loans, primarily made up of origination fees, were down approximately 37.2% compared to the quarter ending June 30, 2023.

Total operating costs and expenses for the quarter ended June 30, 2024 were $18.5 million compared to $10.3 million for the same 2023 period. The increase is primarily attributable to a $8.5 million provision for credit losses compared to $94,000 for the quarter ended June 30, 2023. This increase was partially offset by a decrease in compensation and employee benefits of $0.2 million because of a decrease in headcount between periods.

Net loss attributable to common shares for the three months ended June 30, 2024 was $4.1 million, or $0.09 per share, compared to net income attributable to common shares of $4.8 million, or $0.11 per share, for the three months ended June 30, 2023. The change is mainly attributable to the larger provision for credit losses reserves as mentioned above.

Balance Sheet

Total assets were $586.3 million at June 30, 2024 compared to $625.5 million at December 31, 2023. At June 30, 2024, cash and cash equivalents were $10.6 million and investments in partnerships were $47.0 million. Net mortgages receivable for the quarter were $485.7 million. Total liabilities at June 30, 2024 were $356.2 million compared to $395.5 million at December 31, 2023.

Total indebtedness at June 30, 2024 was $338.9 million. This includes: $259.9 million of unsecured notes payable (net of $4.8 million of deferred financing costs), $55.0 million outstanding on the Needham Bank revolving credit facility, $23.0 million outstanding on the Churchill master repurchase financing facility and $1.0 million outstanding on a New Haven Bank mortgage loan. We intend to repay $34.5 million of unsecured unsubordinated notes due in December 2024 either by refinancing them or with a combination of drawdowns on its existing credit facilities, current cash on hand and principal repayments of its mortgage loans.

Total shareholders’ equity at June 30, 2024 rose $0.1 million to $230.2 million compared to $230.1 million at December 31, 2023. The change was primarily due to additional paid-in capital of $6.1 million and a partly-offsetting increase in accumulated deficit of $5.7 million and a decrease in accumulated other comprehensive income of $0.3 million.

Dividends

On August 6, 2024, we paid a quarterly dividend of $0.08 per share to shareholders of record on July 29, 2024.

Sachem currently operates and qualifies as a Real Estate Investment Trust (REIT) for federal income taxes and intends to continue to qualify and operate as a REIT. Under federal income tax rules, a REIT is required to distribute a minimum of 90% of taxable income each year to its shareholders, and the Company intends to comply with this requirement for the current year.

Investor Conference Webcast and Call

The Company is hosting a webcast and conference call Wednesday, August 14, 2024 at 8:00 a.m. Eastern Time, to discuss in greater detail its financial results for the quarter ended June 30, 2024. A webcast of the call may be accessed on the Company’s website at https://ir.sachemcapitalcorp.com/ir-calendar.

Interested parties can access the conference call via telephone by dialing toll free 877-704-4453 for U.S. callers or +1-201-389-0920 for international callers.

Replay

The webcast will also be archived on the Company’s website and a telephone replay of the call will be available through Wednesday, August 28, 2024 and can be accessed by dialing 1-844-512-2921 for U.S. callers or +1 412-317-6671 for international callers and by entering replay passcode: 13746956.

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About Sachem Capital Corp

Sachem Capital Corp. is a mortgage REIT that specializes in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property. It offers short-term (i.e., three years or less) secured, nonbanking loans to real estate investors to fund their acquisition, renovation, development, rehabilitation, or improvement of properties. The Company’s primary underwriting criteria is a conservative loan to value ratio. The properties securing the loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Each loan is secured by a first mortgage lien on real estate and is personally guaranteed by the principal(s) of the borrower. The Company also makes opportunistic real estate purchases apart from its lending activities.

Forward Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words “anticipate,” “estimate,” “expect,” “project,” “plan,” “seek,” “intend,” “believe,” “may,” “might,” “will,” “should,” “could,” “likely,” “continue,” “design,” and the negative of such terms and other words and terms of similar expressions are intended to identify forward-looking statements. These forward-looking statements are based primarily on management’s current expectations and projections about future events and trends that management believes may affect the Company’s financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks, uncertainties and assumptions as described in the Annual Report on Form 10-K for 2023 filed with the U.S. Securities and Exchange Commission on April 1, 2024. Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, level of activity, performance, or achievements. In addition, neither the Company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The Company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements as well as others made in this press release. You should evaluate all forward-looking statements made by the Company in the context of these risks and uncertainties.

Investor & Media Contact:

Email: investors@sachemcapitalcorp.com

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SACHEM CAPITAL CORP.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

(unaudited)

	June 30, 2024	December 31, 2023
		(audited)
Assets
Cash and cash equivalents	$10,577	$12,598
Investment securities (at fair value)	1,798	37,776
Mortgages receivable	500,133	499,235
Less: Allowance for credit losses	(14,405)	(7,523)
Mortgages receivable, net of allowance for credit losses	485,728	491,712
Interest and fees receivable, net	7,769	8,475
Due from borrowers, net	5,636	5,597
Real estate owned	3,872	3,462
Investments in partnerships	46,952	43,036
Investments in rental real estate, net	11,904	10,554
Property and equipment, net	3,277	3,373
Other assets	8,808	8,956
Total assets	$586,321	$625,539

Liabilities and Shareholders’ Equity
Liabilities:
Notes payable (net of deferred financing costs of $4,826 and $6,048)	$259,913	$282,353
Repurchase facility	22,993	26,461
Mortgage payable	1,042	1,081
Lines of credit	55,000	61,792
Accrued dividends payable	—	5,144
Accounts payable and accrued liabilities	2,800	2,322
Advances from borrowers	8,893	10,998
Below market lease intangible	665	665
Deferred revenue	4,847	4,647
Total liabilities	356,153	395,463

Commitments and Contingencies

Shareholders’ equity:
Preferred shares - $.001 par value; 5,000,000 shares authorized; 2,903,000 shares designated as Series A Preferred Stock; 2,206,128 and 2,029,923 shares of Series A Preferred Stock issued and outstanding at June 30, 2024 and December 31, 2023, respectively	$2	$2
Common shares - $.001 par value; 200,000,000 shares authorized; 47,547,051 and 46,765,483 issued and outstanding at June 30, 2024 and December 31, 2023	48	47
Additional paid-in capital	255,928	249,826
Accumulated other comprehensive income	—	316
Accumulated deficit	(25,810)	(20,115)
Total shareholders’ equity	230,168	230,076
Total liabilities and shareholders’ equity	$586,321	$625,539

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SACHEM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(dollars in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues
Interest income from loans	$11,754	$11,898	$24,395	$22,882
Fee income from loans	2,083	3,319	4,699	5,489
Income from partnership investments	1,217	1,006	2,413	1,556
Other investment income	70	34	386	633
Other income	22	16	57	30
Total revenues	15,146	16,273	31,950	30,590

Operating expenses
Interest and amortization of deferred financing costs	6,973	7,139	14,442	14,012
Compensation and employee benefits	1,365	1,562	3,308	3,342
General and administrative expenses	1,258	1,317	2,496	2,215
Provision for credit losses related to loans	8,503	94	9,868	197
Other expenses	362	213	866	297
Total operating expenses	18,461	10,325	30,980	20,063
Income before other income (loss)	(3,315)	5,948	970	10,527

Other income (loss)
Impairment loss	(77)	(413)	(77)	(413)
Gain (loss) on sale of real estate and property and equipment, net	275	(21)	264	127
Gain on equity securities	61	184	458	577
Total other income (loss), net	259	(250)	645	291
Net income (loss)	(3,056)	5,698	1,615	10,818
Preferred stock dividend	(1,068)	(925)	(2,091)	(1,850)
Net income (loss) attributable to common shareholders	$(4,124)	$4,773	$(476)	$8,968

Basic earnings (loss) per common share	$(0.09)	$0.11	$(0.01)	$0.21
Diluted earnings (loss) per common share	$(0.09)	$0.11	$(0.01)	$0.21
Basic weighted average common shares outstanding	47,504,875	43,844,285	47,415,630	43,321,303
Diluted weighted average common shares outstanding	47,504,875	43,844,285	47,415,630	43,321,303

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SACHEM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(dollars in thousands)

	Six Months Ended
	June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,615	$10,818
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred financing costs and bond discount	1,275	1,225
Depreciation expense	189	109
Stock-based compensation	437	396
Provision for credit losses related to loans	9,868	197
Impairment Loss	77	413
(Gain) on sale of real estate and property and equipment, net	(264)	(127)
(Gain) on equity securities	(458)	(577)
Changes in operating assets and liabilities:
Interest and fees receivable, net	411	(1,456)
Other assets	80	(700)
Due from borrowers, net	(624)	(1,521)
Accounts payable and accrued liabilities	478	153
Deferred revenue	200	455
Advances from borrowers	(2,105)	2,694
Total adjustments	9,564	1,261
NET CASH PROVIDED BY OPERATING ACTIVITIES	11,179	12,079

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities	(7,767)	(18,347)
Proceeds from the sale of investment securities	43,964	6,560
Purchase of interests in investment partnerships, net	(3,916)	(4,568)
Proceeds from sale of real estate owned	1,403	191
Acquisitions of and improvements to real estate owned, net	—	(180)
Purchases of property and equipment	(26)	(722)
Improvements in investment in rental real estate	(1,424)	—
Principal disbursements for mortgages receivable	(84,328)	(114,468)
Principal collections on mortgages receivable	79,628	66,356
Other assets – pre-offering costs	—	19
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	27,534	(65,159)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (repayment of) lines of credit	(6,792)	32,313
Net proceeds from (repayment of) repurchase facility	(3,468)	7,976
Proceeds from (repayment of) mortgage payable	(39)	899
Dividends paid on common shares	(10,363)	(11,048)
Dividends paid on Series A Preferred Stock	(2,091)	(1,850)
Proceeds from issuance of common shares, net of expenses	2,050	9,689
Repurchase of common shares	—	(225)
Proceeds from issuance of Series A Preferred Stock, net of expenses	3,616	517
Gross proceeds from (repayment of) notes payable	(23,647)	6,225
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(40,734)	44,496

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,021)	(8,584)

CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	12,598	23,713

CASH AND CASH EQUIVALENTS – END OF PERIOD	$10,577	$15,129

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